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                                                                   EXHIBIT 11(a)

June 3, 1999





Scudder New Europe Fund, Inc.
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Scudder New Europe Fund, Inc., a Maryland corporation (the "Scudder Europe Fund"), in connection with its proposed acquisition of all of the assets and liabilities of Kemper Europe Fund, a Massachusetts business trust, in exchange for Class A, Class B and Class C Shares of the Scudder Europe Fund, par value $0.001 per share (the "Shares"), pursuant to an Agreement and Plan of Reorganization executed by the Scudder Europe Fund and by the Kemper Europe Fund dated as of May 28, 1999 (the "Plan").

We have examined the Scudder Europe Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended, substantially in the form in which it is to become effective (the "Registration Statement"), the Scudder Europe Fund's Articles of Incorporation and Bylaws, as amended and restated as of the date hereof, and the Plan.

We have also examined and relied upon other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Plan constitutes the legal, valid and binding obligation of the Kemper Europe Fund, enforceable against the Kemper Europe Fund in accordance with its terms. As to matters of Maryland law, we have relied solely on the opinion of Venable, Baetjer and Howard, LLP with respect to the matters addressed therein, which is satisfactory to us in form and scope and a copy of which is annexed hereto.
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Scudder New Europe Fund, Inc.
June 3, 1999
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Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including Maryland) or the United States of America. In rendering the opinions herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of Scudder Europe Fund's Shares pursuant to the Plan.

Based upon the foregoing, we are of the opinion that:

            1. Scudder Europe Fund is a corporation validly existing and in good standing under the laws of the State of Maryland.

            2. When issued pursuant to the Plan and in the manner described in the Registration Statement, the shares so issued will constitute validly issued shares, fully paid and nonassessable, under the laws of the State of Maryland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of Scudder Europe Fund or any distributor or dealer in connection with the registration or qualification of Scudder Europe Fund or the Shares under the securities laws of any state or other jurisdiction.

This opinion is furnished by us as counsel to Scudder Europe Fund, is solely for the benefit of Scudder Europe Fund and its Board of Directors in connection with the above described acquisition of assets and may not be relied upon for any other purpose or by any other person.

Very truly yours,


/s/ Willkie Farr & Gallagher